UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 10, 2014

Enable Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	1-36413	72-1252419
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Leadership Square 211 North Robinson Avenue Suite 950
Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 525-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 10, 2014, Enable Midstream Partners, LP (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, Enable GP, LLC (the “General Partner”), Enogex Holdings LLC (the “Selling Unitholder”), and Morgan Stanley & Co. LLC, Barclays Capital Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and the purchase by the Underwriters, of 25,000,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $20.00 per Common Unit. Pursuant to the Underwriting Agreement, the Selling Unitholder also granted the Underwriters an option for a period of 30 days (the “Option”) to purchase up to an additional 3,750,000 Common Units (the “Additional Units”) on the same terms. On April 11, 2014, the Underwriters exercised the Option in full.

The material terms of the Offering are described in the prospectus, dated April 10, 2014 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on April 11, 2014 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-192542) (the “Registration Statement”), initially filed by the Partnership on November 26, 2013.

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Offering closed on April 16, 2014. The Partnership received proceeds (net of underwriting discounts and commissions, the structuring fee and offering expenses) from the Offering of approximately $466 million. As described in the Prospectus, the Partnership will use approximately $453 million of the net proceeds of the Offering for general partnership purposes, including the funding of expansion capital expenditures, and approximately $13 million of the net proceeds of the Offering to pre-fund demand fees expected to be incurred over the next three years relating to certain expiring transportation and storage contracts.

As more fully described in the Prospectus, the Underwriters and their respective affiliates are full service institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage services. The Underwriters and their affiliates may from time to time engage with us and our affiliates and perform services for us and our affiliates in the ordinary course of their businesses for which they will receive customary fees and expenses. Specifically, an affiliate of each of the Underwriters is a lender under our revolving credit facility.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 11, 2014, Lynn L. Bourdon, III became a member of the board of directors of the General Partner. Mr. Bourdon, who also serves as the President and Chief Executive Officer of the General Partner, will not receive additional compensation for his service as a director of the General Partner. Mr. Bourdon receives a base salary and is eligible for awards under the General Partner’s long term incentive plan and short term incentive plan as compensation for his service as the President and Chief Executive Officer of our General Partner. Further details regarding Mr. Bourdon’s compensation are available in the Partnership’s Registration Statement. Mr. Bourdon will be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law.

Mr. Bourdon is not expected to serve on any committees of the board of directors.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement dated April 10, 2014, by and among Enable Midstream Partners, LP, Enable GP, LLC and Enogex Holdings LLC, and Morgan Stanley & Co. LLC, Barclays Capital Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named in Schedule I thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enable Midstream Partners, LP

By:	Enable GP, LLC, its general partner

By:	/s/ Mark C. Schroeder
Mark C. Schroeder General Counsel

Date: April 16, 2014

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

1.1	Underwriting Agreement dated April 10, 2014, by and among Enable Midstream Partners, LP, Enable GP, LLC and Enogex Holdings LLC, and Morgan Stanley & Co. LLC, Barclays Capital Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named in Schedule I thereto.